The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, Pricing Supplement dated February 2, 2011

PROSPECTUS dated December 23, 2008	Pricing Supplement No. 651 to
PROSPECTUS SUPPLEMENT dated December 23, 2008	Registration Statement No. 333-156423
Dated February , 2011
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
          Senior Notes
Multi-Asset Allocation Market Linked Notes due February     , 2018
Based on the Performance of a Basket Composed of the S&P 500® Index,
 the Dow Jones-UBS Commodity IndexSM and the Barclays Capital U.S. Aggregate Bond Index

Unlike ordinary debt securities, the notes do not pay interest.  Instead, the notes will pay at maturity the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the performance of a basket composed of the S&P 500® Index, which we refer to as the equity index, the Dow Jones-UBS Commodity IndexSM, which we refer to as the commodity index, and the Barclays Capital U.S. Aggregate Bond Index, which we refer to as the bond index.  We refer to each of the indices as a basket index and to the indices collectively as the basket indices.  If the basket appreciates over the term of the notes, the notes will pay a supplemental redemption amount representing 100% of any such appreciation, as measured on February     , 2018, which we refer to as the determination date.  The weighting for each basket index is not set at the beginning of the term of the notes.  Instead, in measuring the performance of the basket as a whole on the determination date, the basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.   The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each note is $10.
•	We will not pay interest on the notes.
•
At maturity, you will receive, for each $10 stated principal amount of notes, the stated principal amount plus a supplemental redemption amount, if any, equal to the product of (i) $10 times (ii) the basket performance times (iii) the participation rate, which is equal to 100%, provided that the supplemental redemption amount will not be less than $0.

º	The basket performance will equal the sum of the performance values for each of the basket indices.
º
The performance value for each basket index will equal the product of the respective final value for each basket index minus the respective initial value for such basket index divided by the respective initial value for such basket index times the weighting for such basket index.

º
The weighting for each basket index will be determined on the determination date based on the relative performance of the basket indices against each other.  The basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.

•
The initial value for each basket index will equal (i) in the case of the equity index and the bond index, the closing value of such index on the day we price the notes for initial sale to the public, which we refer to as the pricing date, and (ii) in the case of the commodity index , the official settlement price of such index on the pricing date.

•
The final value for each basket index will equal (i) in the case of the equity index and the bond index, the closing value of such index on the determination date and (ii) in the case of the commodity index, the official settlement price of such index on the determination date.

•	If the basket performance is less than or equal to 0%, you will not receive any supplemental redemption amount and will receive only the stated principal amount of $10.
•	The determination date will be subject to postponement for each basket index separately in the event of a non-index business day or a market disruption event.
•	Investing in the notes is not equivalent to investing directly in the basket indices or their component stocks, bonds or commodities contracts.
•	The notes will not be listed on any securities exchange.
•	The minimum purchase amount is $1,000 or 100 notes.
•	The CUSIP number for the notes is 61760E309 and the ISIN number for the notes is US61760E3099.
You should read the more detailed description of the notes in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The notes involve risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on PS-11.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE $10 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per note	$10	$0.225	$9.775
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.225 for each note they sell.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the notes to the public in Hong Kong as the notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the notes nor make the notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to persons in Singapore other than:

(a)    an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)    an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)    otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities of Morgan Stanley.  The return on the notes is linked to the performance of a basket composed of the S&P 500® Index (which we refer to as the equity index), the Dow Jones-UBS Commodity IndexSM (which we refer to as the commodity index) and the Barclays Capital U.S. Aggregate Bond Index (which we refer to as the bond index).  We refer to each of the indices as a basket index and to the indices collectively as the basket indices.  These notes combine features of a debt investment and an investment in equities, commodities and bonds by offering at maturity the stated principal amount with the opportunity for 100% participation in the appreciation, if any, of the basket as a whole, as measured on the determination date.  The weighting for each basket index is not set at the beginning of the term of the notes.  Instead, in measuring the performance of the basket, the basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.  The notes do not pay interest.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.

“S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  “Dow Jones®”, “DJ”, “UBS” “Dow Jones–UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG and have been licensed for use by Morgan Stanley.  “Barclays Capital Inc.” and “Barclays Capital U.S. Aggregate Bond Index” are trademarks of Barclays Bank PLC and have been licensed for use for certain purposes by Morgan Stanley.

Each note costs $10
We, Morgan Stanley, are offering Multi-Asset Allocation Market Linked Notes due February  , 2018 Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and the Barclays Capital U.S. Aggregate Bond Index, which we refer to as the notes.  The stated principal amount and issue price of each note is $10.

The original issue price of the notes includes the agent’s commissions paid with respect to the notes and the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Notes—Use of Proceeds and Hedging.”

The basket	The following table sets forth the basket indices along with the initial value (as defined below) and the relevant Bloomberg ticker symbol of each basket index:

Basket Index	Initial Value	Bloomberg Ticker Symbol
S&P 500® Index (the “equity index”)		SPX
Dow Jones-UBS Commodity IndexSM (the “commodity index”)		DJUBS
Barclays Capital U.S. Aggregate Bond Index (the “bond index”)		LBUSTRUU

Payment at maturity; basket index weightings set on the determination date
Unlike ordinary debt securities, the notes do not pay interest.  Instead, at maturity, for each note that you hold, you will receive the principal amount of $10 plus a supplemental redemption amount, if any, based on the sum of the weighted performances of the basket indices as measured on the determination date, with the weightings of each basket index to be set on the determination date based on the relative performance of the basket indices against each other, as described below.

Payment at Maturity
The payment at maturity will be calculated as follows:
Payment at maturity = $10 + supplemental redemption amount
Supplemental Redemption Amount

The supplemental redemption amount will equal the product of (i) $10 times (ii) the basket performance times (iii) the participation rate, which is equal to 100%, provided that the supplemental redemption amount will not be less than zero.

Where,

basket performance  = the sum of the performance values for each basket index; and

performance value   =  with respect to each basket index, the product of (x) the final value for each basket index minus the respective initial value for such basket index divided by the initial value of such basket index times (y) the weighting for such basket index.  Each such product for a basket index may be expressed by the following formula:

Basket Index Weightings Set on the Determination Date

Based on the relative performance of the basket indices against each other on the determination date, the weightings of each basket index will be determined as follows:  the basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.

The initial values will equal:

(i)    in the case of the equity index and the bond index, the closing value of such index on the pricing date, and

(ii)   in the case of the commodity index, the official settlement price of such index on the pricing date. (ii) in the case of the commodity index, the official settlement price of such index on the pricing date.

If, however, the pricing date is not an index business day for any of the basket indices or a market disruption event occurs on the pricing date with respect to any of the basket indices, the initial value for such affected basket index will be determined on the next index business day on which no market disruption event occurs with respect to that basket index.  If the initial value for any basket index has not been determined on the fifth scheduled index business day following the pricing date, the calculation agent will determine the initial value for that basket index as set out in the section of this pricing supplement titled “Description of Notes—Initial Value.”

The final values will equal:

(iii)  in the case of the equity index and the bond index, the closing value of such index on the determination date, and (iii) in the case of the equity index and the bond index, the closing value of such index on the determination date, and

(i)    in the case of the commodity index, the official settlement price of such index on the determination date.

The scheduled determination date is February    , 2018.  If, however, the scheduled determination date is not an index business day with respect to any basket index or if a market disruption event occurs with respect to any basket index on the determination date, the determination date will be postponed, only with respect to the affected basket index, to the next index business day on which no market disruption event occurs with respect to that basket index.  If the final value for any basket index has not been determined on the fifth scheduled index business day following the scheduled determination date, the calculation agent will determine the final value for that basket index as set out in the section of this pricing supplement called “Description of Notes—Final Value.”  If, due to a market disruption event or otherwise, the determination date for any basket index is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such determination date as postponed.  See the section of this pricing supplement called “Description of Notes—Maturity Date.”

If the basket performance is less than or equal to 0%, the supplemental redemption amount will be zero.  In that case, you will receive at maturity only the stated principal amount of $10 for each $10 stated principal amount of notes that you hold and will not receive any supplemental redemption amount.

Because the performance of the basket indices may not be correlated, a negative performance by one or more of the basket indices could wholly offset a positive performance by one or more of the other basket indices.

Please review the historical values of the basket indices in the section of this pricing supplement called “Description of Notes—Historical Information” for each calendar quarter in the period from January 1, 2006 through January 28, 2011 and related graphs.  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in certain basket indices will be offset by decreases in other basket indices, based on their historical performance.

All payments on the notes are subject to the credit risk of Morgan Stanley.

You may revoke your offer to purchase the notes prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Morgan Stanley & Co. Incorporated will be the calculation agent
We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.), the trustee for our senior notes.  As calculation agent, MS & Co. will determine the basket performance and will calculate the supplemental redemption amount, if any, you will receive at maturity.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the notes, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-49.

The notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the comparable yield (as set forth in this pricing supplement) of the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  Please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation” and the sections called “United States Federal Taxation — Tax Consequences to U.S. Holders — Notes — Optionally Exchangeable Notes,” “United States Federal Taxation — Tax Consequences to U.S. Holders — Backup Withholding and Information Reporting” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Disclosure Requirements” in the accompanying prospectus supplement.

If you are a non-U.S. investor, please read the section of this pricing supplement called “Description of Notes — United States Federal Income Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more information on the notes
The notes are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and in the prospectus dated December 23, 2008.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—General Terms of Notes” and in the section of the prospectus called “Description of Debt Securities – Description of Floating Rate Debt Securities”.

Because this is a summary, it does not contain all the information that may be important to you.  For a detailed description of the terms of the notes, you should read the “Description of Notes” section in this pricing supplement.  You should also read about some of the risks involved in investing in the notes in the section called “Risk Factors.”  The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Notes—United States Federal Income Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.
How to reach us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, calculated on the determination date as follows: (i) $10 times (ii) the basket performance times (iii) the participation rate, provided that the supplemental redemption amount will not be less than zero.

In measuring the performance of the basket as a whole on the determination date, the basket index with the best performance will be assigned a weighting of 55%, the basket index with the second best performance will be assigned a weighting of 25% and the basket index with the worst performance will be assigned a weighting of 20%.

Below is one full example of how to calculate the basket performance based on the hypothetical data in the table below.  Following are two more examples of the calculation of the payment at maturity.

Example 1

Basket Index	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
S&P 500 Index (“equity index”)	1,300	1,235	–5% (worst performance)	20%	–1.00%
Dow Jones-UBS Commodity Index (“commodity index”)	160	168	5% (2nd best performance)	25%	1.25%
Barclays Capital U.S. Aggregate Bond Index (“bond index”)	1,650	1,815	10% (best performance)	55%	5.50%

			Hypothetical basket performance: 5.75%

Basket performance = sum of performance values of each basket index

Performance value = [(final value - initial value) / initial value] x weighting

[(final equity index value – initial equity index value) / initial equity index value]  x  20%;
plus
[(final commodity index value – initial commodity index value) / initial commodity index value]  x  25%;
plus
[(final bond index value – initial bond index value) / initial bond index value]  x  55%;

So, using the hypothetical final values above:

Equity index =   [(1,235 – 1,300) / 1,300] x 20%  = –1.00%,
plus
Commodity index =  [(168 – 160) / 160] x 25%  = 1.25%,
plus
Bond index =  [(1,815 – 1,650) / 1,650] x 55%  = 5.50%,

Hypothetical basket performance   =   5.75%

Example 2: Basket performance is positive.

Hypothetical basket performance:      16.75%
Participation rate:         100%

Basket Index	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
Equity index	1,300	1,560	20% (best performance)	55%	11.00%
Commodity index	160	184	15% (2nd best performance)	25%	3.75%
Bond index	1,650	1,815	10% (worst performance)	20%	2.00%

			Hypothetical basket performance: 16.75%

Payment at maturity = $10 + supplemental redemption amount

Supplemental redemption amount	=	$10 x basket performance x participation rate

	=	$10 x 16.75% x 100% = $1.675

The final payment at maturity per note will be $11.675, or the stated principal amount of $10 plus the supplemental redemption amount of $1.675.

Example 3: Basket performance is zero or negative.

Basket Index	Hypothetical Initial Value	Hypothetical Final Value	Hypothetical Percentage Change	Weighting	Hypothetical Performance Value
Equity index	1,300	1,313	1% (2nd best performance)	25%	0.25%
Commodity index	160	144	–10% (worst performance)	20%	–2.00%
Bond index	1,650	1,683	2% (best performance)	55%	1.10%

			Hypothetical basket performance: –0.65%

Payment at maturity = $10 + supplemental redemption amount; provided that the supplemental redemption amount will not be less than $0.

Supplemental redemption amount	=	$10 x basket performance x participation rate

	=	$10 x – 0.65% (less than zero) x 100% = $0

As the basket performance is less than 0%, the supplemental redemption amount will be zero and the total payment at maturity per note will equal only the $10 stated principal amount.

In the above example, two of the basket indices — the equity index and the bond index (with a combined weighting of 80% of the basket) — have each increased in value by 1% and 2%, respectively, from their initial values, but the commodity index has declined in value by 10%.  Accordingly, although two of the basket indices have increased in value, the significant decline in value of the third basket index offsets such increase and the basket performance is less than zero.  Therefore, the supplemental redemption amount will be zero and the payment at maturity per note will equal only the $10 stated principal amount.

While the weightings of the basket indices are set on the determination date in a way that is favorable to the investors (55% for the best performing basket index, 25% for the 2nd best performing basket index and 20% for the worst performing basket index), the basket performance can still be zero or negative if one or more of the basket indices decline in value over the term of the notes (or if none of the basket indices change in value).  If the basket performance is zero or negative, the payment at maturity will equal only the stated principal amount of $10 per note.

Please review the tables setting forth the historical performance of each of the basket indices for each calendar quarter in the period from January 1, 2006 through January 28, 2011 and related graphs in “Description of Notes––Historical Information” beginning on PS-27.  You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the values of any of the basket indices will be offset by decreases in the values of other basket indices, based on their historical performance.

RISK FACTORS

The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket indices.  This section describes the most significant risks relating to the notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary debt securities, the notes do not pay interest
The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes.  Because of the variable nature of the supplemental redemption amount due at maturity, which may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security.  The return of only the stated principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental redemption amount, if any, based on the performance of a basket consisting of an equity index, a commodity index and a bond index, with weightings of each basket index to be determined on the determination date based on the relative performance of the basket indices relative to each other.

You may not receive any supplemental redemption amount	If the basket performance is zero or negative, you will receive only the stated principal amount of $10.
The notes will not be listed on any securities exchange and secondary trading may be limited
The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Market price influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

• the levels of each of the basket indices at any time,
• the relative price performance of the basket indices at any time,
• the volatility (frequency and magnitude of changes in value) of the basket indices,
• interest and yield rates in the market,

•  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the securities or commodities underlying the basket indices, or equity, commodities or bond markets generally, and that may affect the final value for each basket indices,

• the time remaining to the maturity of the notes,
• the dividend rate on the stocks underlying the equity index,

• trends of supply and demand for the commodities underlying the commodity index, at any time, and
• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $10 per note if the basket indices at the time of sale are at or below their initial values or if market interest rates rise.  You cannot predict the future performance of any of the basket indices based on their historical performance.  The basket performance may be negative so that you will receive at maturity only the $10 stated principal amount of each note.  There can be no assurance that there will be any positive basket performance over the term of the notes such that you will receive at maturity an amount in excess of the stated principal amount of the notes.

The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes
You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

Changes in the value of one or more of the basket indices may offset each other
Movements in the values of the basket indices may not correlate with each other.  At a time when the value of one or more of the basket indices increases, the value of one or more of the other basket indices may not increase as much, or may decrease.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other basket indices.

While the best performing basket index will be given the highest weight and the worst performing basket index the lowest weight, the basket performance can still be zero or negative if one or more of the basket indices decline in value over the term of the notes.  If the basket performance is zero or negative, you will receive at maturity only the stated principal amount of the notes.

You can review tables and graphs illustrating the historical performance of the basket indices for the period from January 1, 2006 through January 28, 2011, in “Description of Notes––Historical Information” beginning on PS-27.

You cannot predict the future performance of any of the basket indices, or of the basket as a whole, or whether increases in the value of any of the basket indices will be offset by lesser increases or decreases in the value of other basket indices based on their historical performance.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially affect the value of the notes
One or more of our subsidiaries expect to carry out hedging activities related to the notes (and to other instruments linked to the basket indices or their component securities or commodities), including trading in the securities underlying the equity and bond indices and in commodities underlying the commodity index as well as in other instruments related to the basket indices.  Some of our subsidiaries also trade the securities underlying the equity and bond indices, the futures contracts underlying the commodity index and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial values of one or more of the basket indices and, therefore, could increase the values at which the respective basket indices must close on the determination date before you would receive a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes could adversely affect the values of the basket indices on the determination date, and, accordingly, the amount of cash you will receive at maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes
As calculation agent, MS & Co. will determine the initial value and final value of each basket index and the basket performance, and will calculate the supplemental redemption amount, if any, you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the value of any basket index in the event of a market disruption event, may adversely affect the payout to you at maturity.  See the section of this pricing supplement called “Description of Notes—Market Disruption Event.”

Investments linked to commodities are subject to sharp fluctuations in commodity prices
Investments linked to the prices of commodities, such as the notes, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the official settlement price of the commodity index and the value of your notes in varying and potentially inconsistent ways.  As a result of these or other factors, the price of the commodity index may be, and has recently been, volatile (see “Description of Notes––Historical Information” beginning on page PS-27).

Higher future prices of the commodities contracts underlying the commodity index relative to their current prices may adversely affect the value of the commodity index and the value of the notes
The commodity index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that underlie the commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in

“backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  However, commodities may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the commodity markets would result in negative “roll yields,” which could adversely affect the value of the commodity index and, accordingly, the value of the notes.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the commodity index and, therefore, the value of the notes.

Adjustments to any of the basket indices could adversely affect the value of the notes
The publishers of the equity index, the commodity index and the bond index can add, delete or substitute the securities or commodity contracts, as applicable, underlying each such index or make other methodological changes that could change the value of such index.  Any of these actions could adversely affect the value of the notes.  In addition, the index publishers may discontinue or suspend calculation or publication of the equity index, the commodity index or the bond index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that it determines to be comparable to the discontinued index, and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout at maturity on the notes will be an amount based on the value of the securities or commodity contracts, as applicable, underlying such discontinued or suspended index at the time of such discontinuance or suspension, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the index closing value or official settlement price, as applicable, last in effect prior to the discontinuance of such index.

An investment linked to the prices of fixed-income securities, such as the notes, is subject to significant risks, including interest rate-related and credit-related risks
Investing in the bond index differs significantly from investing directly in bonds to be held to maturity as the value of the bond index changes, at times significantly, during each trading day based upon the current market prices of their underlying bonds.  The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.  The bonds underlying the bond index are priced on a daily basis, predominantly by Barclays Capital market makers.

In general, fixed-income securities are significantly affected by changes in current market interest rates.  As interest rates rise, the price of fixed-income securities, including those underlying the bond index, is likely to decrease.  As a result, rising interest rates may cause the value of the bonds underlying the bond index and the bond index itself to decline, possibly significantly.

In addition, the prices of the underlying bonds are significantly influenced by the creditworthiness of the issuers of the bonds.  The bonds underlying the bond index may have their credit ratings downgraded, including a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly.  Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines.  These events may affect only a few or a large number of the underlying bonds.

Investing in the notes is not equivalent to investing in the basket indices
Investing in the notes is not equivalent to investing directly in the basket indices or their component securities or commodities contracts.  For example, as an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions with respect to the securities underlying the equity index.

DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Note” refers to each $10 principal amount of any of our Multi-Asset Allocation Market Linked Notes due February     , 2018 Based on the Performance of a Basket Composed of the S&P 500® Index, the Dow Jones-UBS Commodity IndexSM and the Barclays Capital U.S. Aggregate Bond Index.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	February , 2011 (3 Business Days after the Pricing Date)

Maturity Date
February     , 2018, subject to extension if the Determination Date is postponed for any Basket Index in accordance with the definition thereof.  If the Determination Date for any Basket Index is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such Determination Date as postponed.

Pricing Date	February , 2011

Interest Rate	None

Specified Currency	U.S. dollars

CUSIP Number	61760E309

ISIN Number	US61760E3099

Minimum Purchase Amount	$1,000

Issue Price	$10 (100%)

Basket	The following table sets forth the Basket Indices along with the Initial Value and the relevant Bloomberg ticker symbol:

Basket Index	Initial Value	Bloomberg Ticker Symbol
S&P 500® Index		SPX
(the “Equity Index”)

Dow Jones-UBS Commodity IndexSM (the “Commodity Index”)		DJUBS

Barclays Capital U.S. Aggregate Bond Index (the “Bond Index”)		LBUSTRUU

Weightings
Based on the relative performance of the Basket Indices against each other on the Determination Date, the Weightings of each Basket Index will be determined by the Calculation Agent as follows:  The Basket Index with the best performance will be assigned a Weighting of 55%, the Basket Index with the second best performance will be assigned a Weighting of 25% and the

Basket Index with the worst performance will be assigned a Weighting of 20%.

Determination Date	February , 2018; provided that:

(a)
with respect to the Equity Index, if such date is not an Index Business Day or if a Market Disruption Event occurs on such date, in each case, with respect to the Equity Index, the Determination Date with respect to the Equity Index will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided further that if a Market Disruption Event has occurred on each of the five scheduled Index Business Days immediately succeeding the scheduled Determination Date, the Calculation Agent will determine the Index Closing Value of the Equity Index on such fifth succeeding scheduled Index Business Day in accordance with the formula for calculating the value of the Equity Index last in effect prior to the commencement of the Market Disruption Event (or prior to the non-Index Business Day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding scheduled Index Business Day of each security most recently constituting the Equity Index.

(b)
with respect to the Commodity Index, if such date is not an Index Business Day, the Final Value with respect to the Commodity Index will be determined on the next succeeding Index Business Day; provided that if a Market Disruption Event with respect to the Commodity Index or one or more commodity contracts underlying the Commodity Index (an “Index Commodity”) occurs on such date, the Calculation Agent will calculate the Final Value of the Commodity Index using (x) for each Index Commodity which did not suffer a Market Disruption Event on such date, the official settlement price on that date of each such Index Commodity and (y) for each Index Commodity which did suffer a Market Disruption Event on such date, the official settlement price of that Index Commodity on the next Trading Day on which no Market Disruption Event occurs with respect to such Index Commodity; provided further that if a Market Disruption Event occurs with respect to such Index Commodity on each of the five scheduled Trading Days immediately succeeding the scheduled Determination Date, the Calculation Agent will use a price for such Index Commodity equal to the arithmetic mean, as determined by the Calculation Agent on such fifth scheduled Trading Day immediately succeeding the scheduled Determination Date, of the prices of such Index Commodity determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for such Index Commodity, taking into consideration the latest available quotation for such Index Commodity and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the price of the relevant Index Commodity (taking into account any information that it deems relevant) and, using that price, determine the Final Value of the Commodity Index. In calculating the Final Value in the circumstances described in this paragraph, the Calculation Agent will use the formula for calculating the Commodity Index last in effect prior to the occurrence of a Market Disruption Event.

(c)
with respect to the Bond Index, if such date is not an Index Business Day or if a Market Disruption Event occurs on such date, in each case, with respect to the Bond Index, the Determination Date with respect to the Bond Index will be the immediately succeeding Index Business Day during which no Market Disruption Event shall have occurred; provided further that if a Market Disruption Event has occurred on each of the five scheduled Index Business Days immediately succeeding the scheduled Determination Date, the Calculation Agent will determine the Index Closing Value of the Bond Index on such fifth succeeding scheduled Index Business Day as the arithmetic mean, as determined by the Calculation Agent on such date, of the values of the Bond Index determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for the bonds underlying the Bond Index, taking into consideration any available quotation for such bonds and/or any other information in good faith deemed relevant by such dealers.   Quotations of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.   In the event the quotations of the value of the Bond Index from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the value of the Bond Index (taking into account any information that it deems relevant).

Payment at Maturity
At maturity, upon delivery of the Notes to the Trustee, we will pay with respect to the $10 principal amount of each Note an amount in cash equal to $10 plus the Supplemental Redemption Amount, if any, as determined by the Calculation Agent.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to the $10 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities––The Depositary” in the accompanying prospectus.

Supplemental Redemption Amount
The Supplemental Redemption Amount will be equal to the product of (i) $10 times (ii) the Basket Performance times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.  The Calculation Agent will calculate the Supplemental Redemption Amount on the Determination Date.

Basket Performance	The Basket Performance is the sum of the Performance Values for each of the Basket Indices.
Participation Rate	100%
Performance Value
With respect to each Basket Index, the product of (x) the Final Value for such Basket Index minus the Initial Value for such Basket Index divided by the Initial Value for such Basket Index times (y) the Weighting for such Basket Index.  Each such product may be expressed by the following formula:

(Final Value – Initial Value)	x Weighting
Initial Value

In certain circumstances, the Performance Value will be based on the alternate calculation of the Index Closing Values for the Basket Indices, as described under “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Initial Value
The Initial Value for each Basket Index will equal the Index Closing Value of such Basket Index on the Pricing Date; provided that if a Market Disruption Event occurs on the Pricing Date, the Initial Value of each affected Basket Index will be determined in accordance with the fallback mechanics described under “—Determination Date” above.

Index Closing Value
With respect to the Equity Index and the Bond Index, or any respective Successor Index, the Index Closing Value on any Index Business day will equal the closing value of the respective Basket Index published at the regular weekday close of trading on such day, published by the Index Publisher (as defined under “—Discontinuance of a Basket Index; Alteration of Method of Calculation”).

With respect to the Commodity Index, the official settlement price of the Commodity Index as published by the Index Publisher, or any Successor Index.

In certain circumstances, the Index Closing Value will be based on the alternate calculation of a Basket Index described under “—

Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Final Value
The Index Closing Value for a Basket Index or the closing value for any respective Successor Index (as defined under “—Discontinuance of a Basket Index; Alteration of Method of Calculation” below) on the Determination Date, subject to the occurrence of a Market Disruption Event as described below in “—Determination Date.”  In certain circumstances, such closing values will be based on the alternate calculation of a Basket Index described under “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Index Business Day
With respect to the Equity Index and the Bond Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Basket Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

With respect to the Commodity Index, a day on which the official settlement price of the Commodity Index is scheduled to be published.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the applicable commodity contracts.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Relevant Exchange
Relevant Exchange means:

(a) with respect to the Equity Index and the Bond Index, the primary exchange(s) or market(s) of trading for (i) any security then included in such Basket Index, or any Successor Index to such Basket Index, and (ii) any futures or options contracts related to such Basket Index or to any security then included in such Basket Index, and

(b) with respect to the Commodity Index, the primary exchange or market of trading for any contract or commodity then included in the Commodity Index or any successor index for the Commodity Index.

Index Publisher
(a) With respect to the Equity Index, Standard & Poor’s Financial Services LLC, (b) with respect to the Commodity Index, Dow Jones & Company, Inc. (“Dow Jones”), in conjunction with UBS Securities LLC, and (c) with respect to the Bond Index, Barclays Capital Inc., or any successor publisher of the relevant Basket Index, or, in each case, any respective successor publisher(s) thereof.

Market Disruption Event	Market Disruption Event means:

(a) with respect to the Equity Index:

(i) the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the level of the Equity Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the level of the Equity Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Equity Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event exists with respect to the Equity Index or the Bond Index at any time, if trading in a security included in the Equity Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Equity Index shall be based on a comparison of (x) the portion of the value of the Equity Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event with respect to the Equity Index or the Bond Index has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the Equity Index by the primary securities market trading in such contracts by reason of (A) a price change exceeding limits set by such exchange or market, (B) an imbalance of orders relating to such contracts or (C) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Equity Index and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Equity Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

(b) with respect to the Commodity Index, any of Price Source Disruption, Disappearance of Commodity Reference Price, Material Change in Formula and Material Change in Content, and with respect to any Index Commodity, any of Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price and Tax Disruption, in each case, as determined by the Calculation Agent.

(c) with respect to the Bond Index, (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value of the Bond Index (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value of the Bond Index (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Bond Index.

Price Source Disruption
Price Source Disruption means (a) with respect to the Commodity Index, (i) the temporary failure of the Index Publisher to announce or publish the official settlement price of the Commodity Index (or the price of any Successor Index, if applicable) or the information necessary for determining such price (or the price of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Commodity Index, and (b) with respect to any Index Commodity, the temporary or permanent failure of any Relevant Exchange to announce or publish the relevant price for such Index Commodity.

Trading Disruption
Trading Disruption means, with respect to any Index Commodity, the material suspension of, or the material limitation imposed on, trading in any Index Commodity or futures contracts related to such Index Commodity on the Relevant Exchange for such Index Commodity.

Disappearance of Commodity Reference Price
Disappearance of Commodity Reference Price means (a) with respect to the Commodity Index, the disappearance or permanent discontinuance or unavailability of the official settlement price of the Commodity Index, notwithstanding the availability of the price source or the status of trading in the Index Commodities or futures contracts related to the Index Commodities, and (b) with respect to any Index Commodity, (i) the failure of trading to commence, or the permanent discontinuance of trading, in such Index Commodity or futures contracts related to such Index Commodity on the Relevant Exchange for such Index Commodity or (ii) the disappearance of, or of trading in, such Index Commodity.

For purposes of this definition, a discontinuance of publication of the Commodity Index shall not be a Disappearance of Commodity Reference Price if the Calculation Agent shall have selected a Successor Index in accordance with “—Discontinuance of a Basket Index; Alteration of Method of Calculation.”

Material Change in Formula
Material Change in Formula means, with respect to the Commodity Index, the occurrence since the Pricing Date of a material change in the formula for, or the method of calculating, the official settlement price of the Commodity Index.

Material Change in Content	Material Change in Content means, with respect to the Commodity Index, the occurrence since the Pricing Date of a material change in the content, composition or constitution of the Commodity Index.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, any Index Commodity (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the price on any day that would otherwise be the Determination Date from what it would have been without that imposition, change or removal.

Discontinuance of a Basket Index; Alteration of Method of Calculation
(a) with respect to the Equity Index:

If the Index Publisher discontinues publication of the Equity Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Equity Index (such index being referred to herein as a “Successor Index” to the Equity Index), then any subsequent Index Closing Value for the Equity Index will be determined by reference to the published value of such Successor Index to the Equity Index at the regular weekday close of trading on any day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index to the Equity Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Equity Index prior to, and such discontinuance is continuing on, the Determination Date, or the date of acceleration, and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index to the Equity Index is available at such time, then the Calculation Agent will determine the Index Closing Value for the Equity Index for such date.  The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the Equity Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Equity Index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Equity Index may adversely affect the value of the Notes.

If at any time the method of calculating the Equity Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Equity Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the Equity Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for the Equity Index with reference to the Equity Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Equity Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such index as if it had not been modified (e.g., as if such split had not occurred).

(b)  with respect to the Commodity Index:

If, following the Original Issue Date, the Index Publisher discontinues publication of the Commodity Index and the Index Publisher or another entity (including Morgan Stanley Capital Group Inc. (“MSCG”) or MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Commodity Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Commodity Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value on any Index Business Day that the Index Closing Value is to be determined will be calculated by the Calculation Agent in accordance with the formula used to calculate the Index and composition of the futures contracts of the Commodity Index on the last day on which the Commodity Index was published.

If the Index Publisher changes its method of calculating the Commodity Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Commodity Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Commodity Index may adversely affect the value of the Notes.

(c)  with respect to the Bond Index:

If, following the Original Issue Date, the Index Publisher discontinues publication of the Bond Index and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Bond Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on any Index Business Day that the Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Bond Index and no other entity undertakes to publish a bond index that the Calculation Agent, in its sole discretion, determines to be comparable to the Bond Index, then the Index Closing Value on any Index Business Day that the Index Closing Value is to be determined will be calculated by the Calculation Agent as the arithmetic mean, as determined by the Calculation Agent on such date, of the values of the Bond Index determined by at least three independent leading dealers, selected by the Calculation Agent, in the underlying market for the bonds underlying the Bond Index, taking into consideration any available quotation for such bonds and/or any other information in good faith deemed relevant by such dealers.  Quotations of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained.   In the event the quotations of the value of the Bond Index from at least three dealers are not obtained, the Calculation Agent will make a good faith estimate of the value of the Bond Index (taking into account any information that it deems relevant).

If at any time the method of calculating the Bond Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Bond Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of an index comparable to the Bond Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value for the Bond Index with reference to the Bond Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating the Bond Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such index as if it had not been modified (e.g., as if such split had not occurred).

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with

DTC’s procedures.  For more information regarding DTC and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A.)

Agent	MS & Co. and its successors

Alternate Exchange Calculation in Case of an Event of Default
In case an event of default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the “Acceleration Amount”) will equal $10 principal amount per Note plus the Supplemental Redemption Amount, if any, determined as though the date of such acceleration were the Determination Date.

If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent
MS & Co.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Values and Final Values of each Basket Index, the Basket Performance, the Supplemental Redemption Amount, if any, or whether a Market Disruption Event has occurred.  See “—Market Disruption

Event” above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Historical Information
The following tables set forth the published high, low and end of quarter Index Closing Values for each of the Basket Indices for each calendar quarter in the period from January 1, 2006 through January 28, 2011.  The graphs following each Basket Index’s table set forth the historical performance of each respective Basket Index for the same period.  On January 28, 2011, the Index Closing Value for the Equity Index was 1,276.34, the Index Closing Value for the Commodity Index was 161.2900 and the Index Closing Value for the Bond Index was 1,642.6899.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical performance of the Basket Indices should not be taken as an indication of future performance. We cannot give you any assurance that the Basket Performance on the Determination Date will be greater than zero so that you will receive a Payment at Maturity that is greater than the Stated Principal Amount of the Notes.  The values of the Basket Indices may be, and have recently been, volatile, and we can give you no assurance that the volatility will lessen. If the Basket Performance on the Determination Date is zero or negative, the payment due at maturity will be equal to the Stated Principal Amount of the Notes.  We cannot give you any assurance that the Basket Performance will be greater than zero on the Determination Date such that you will receive any Supplemental Redemption Amount.

The S&P 500® Index Historical High, Low and Period End Index Closing Values January 1, 2006 through January 28, 2011
Equity Index	High	Low	Period End
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter (through January 28, 2011)	1,299.54	1,257.64	1,276.34

S&P 500® Index

The Dow Jones-UBS Commodity IndexSM Historical High, Low and Period End Index Closing Values January 1, 2006 through January 28, 2011
Commodity Index	High	Low	Period End
2006
First Quarter	174.2240	158.7800	165.1940
Second Quarter	187.6280	164.7230	173.2350
Third Quarter	179.9620	156.5870	159.9570
Fourth Quarter	175.2140	156.0750	166.5090
2007
First Quarter	173.5030	155.8800	171.9630
Second Quarter	176.4840	168.5220	169.6710
Third Quarter	179.7150	161.0620	178.2500
Fourth Quarter	185.5680	172.1230	184.9640
2008
First Quarter	219.0930	181.1570	201.5980
Second Quarter	234.1150	199.5660	233.0340
Third Quarter	237.9530	167.3910	167.7760
Fourth Quarter	167.4840	106.0920	117.2440
2009
First Quarter	123.4580	101.9990	109.7820
Second Quarter	131.1160	107.4940	122.5360
Third Quarter	132.9180	113.2370	127.6830
Fourth Quarter	140.0458	124.1740	139.1873
2010
First Quarter	145.0288	126.5582	132.1517
Second Quarter	136.7546	122.0239	125.7471
Third Quarter	140.2939	123.9774	140.2939
Fourth Quarter	162.3929	138.4738	162.3929
2011
First Quarter (through January 28, 2011)	162.6079	157.8586	161.2900

Dow Jones-UBS Commodity IndexSM

Barclays Capital U.S. Aggregate Bond Index Historical High, Low and Period End Index Closing Values January 1, 2006 through January 28, 2011
Bond Index	High	Low	Period End
2006
First Quarter	1,245.8500	1,229.6100	1,230.0500
Second Quarter	1,236.7500	1,221.5000	1,229.1100
Third Quarter	1,279.4000	1,224.7600	1,275.9100
Fourth Quarter	1,302.4900	1,268.6500	1,291.7100
2007
First Quarter	1,317.0000	1,286.7300	1,311.1300
Second Quarter	1,319.3199	1,288.6600	1,304.3400
Third Quarter	1,348.1200	1,295.9700	1,341.4399
Fourth Quarter	1,382.9399	1,339.6300	1,381.7000
2008
First Quarter	1,415.9100	1,381.7000	1,411.6600
Second Quarter	1,416.3800	1,379.4700	1,397.2500
Third Quarter	1,430.2500	1,382.7900	1,390.4301
Fourth Quarter	1,458.0500	1,357.6100	1,454.1000
2009
First Quarter	1,464.0200	1,434.7200	1,455.7900
Second Quarter	1,482.1899	1,449.8199	1,481.7400
Third Quarter	1,537.8500	1,482.3000	1,537.2100
Fourth Quarter	1,564.8000	1,533.6700	1,540.3400
2010
First Quarter	1,575.6400	1,540.3400	1,567.7800
Second Quarter	1,622.4800	1,557.0200	1,622.4800
Third Quarter	1,664.7700	1,619.5500	1,662.6600
Fourth Quarter	1,677.1801	1,621.7000	1,641.1000
2011
First Quarter (through January 28, 2011)	1,645.5200	1,630.8199	1,642.6899

Barclays Capital U.S. Aggregate Bond Index

The Equity Index	The S&P 500® Index

The S&P 500® Index was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., which we refer to as S&P, and is calculated, maintained and published by Standard & Poor’s Financial Services LLC.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500® Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock.  The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index.  The S&P 500® Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“S&P 500 Index Maintenance”).

S&P 500® Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require a S&P 500® Index Divisor adjustment.  By adjusting the S&P 500® Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant.  This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index.  All S&P 500® Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500® Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not a S&P 500® Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Right Ratio
Spin-Off	Price of parent company minus	Yes
Price of Spinoff Co. Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500® Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500® Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new S&P 500® Index Divisor (“New S&P 500® Divisor”) is derived as follows:

Post-Event Aggregate Market Value	=	Pre-Event Index Value
New S&P 500® Divisor

New S&P 500® Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500® Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500® Index Divisor.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the Notes.

The Notes are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500® Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to us or the Notes.  S&P has no obligation to take our needs or the needs of the owners of the Notes into consideration in determining, composing or calculating the S&P 500® Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Commodity Index	The Dow Jones-UBS Commodity IndexSM

The Dow Jones–UBS Commodity IndexSM is currently composed of futures contracts on nineteen physical commodities, is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. The Dow Jones–UBS Commodity IndexSM is calculated, maintained and published daily by Dow Jones & Company, Inc. and UBS Securities LLC.  The Dow Jones–UBS Commodity IndexSM reflects returns that are potentially available through an unleveraged investment in the components of that index.

The Dow Jones–UBS Commodity IndexSM was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class. The Dow Jones–UBS Commodity IndexSM currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Dow Jones–UBS Commodity IndexSM for 2010 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones–UBS Commodity IndexSM are currently listed for trading on the Chicago Board of Trade (“CBOT”).

The Index is a proprietary index that Dow Jones, in conjunction with UBS Securities LLC, calculates, maintains and publishes.  The methodology for determining the composition and weighting of the Index and for calculating its value is subject to modification by Dow Jones and UBS Securities LLC at any time.

The Dow Jones-UBS Commodity Index Supervisory Committee

Dow Jones and UBS Securities LLC have established the Dow Jones-UBS Commodity Index Supervisory Committee (the “Committee”) to assist them in connection with the operation of the Index.  The Committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Index for the coming year.  The Committee may also meet at such other times as may be necessary.

As described in more detail below, the Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Index are determined each year in June by UBS Securities LLC.  Following the Committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

Composition of the Index

Commodities Available For Inclusion in the Index

With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Index is the subject of a futures contract that trades on a U.S. exchange.

The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, lean hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

The 19 commodities underlying the Index selected for 2010 are as follows: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

Designated Contracts for Each Commodity

A futures contract known as a Designated Contract is selected for each commodity.  With the exception of several LME contracts, where the Committee believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for a commodity, the Committee selects the futures contract that is traded in North America and denominated in dollars.  If more than one such contract exists, the Committee selects the most actively traded contract.  Data concerning this Designated Contract will be used to calculate the Index.  The termination or replacement of a futures contract on an established exchange occurs infrequently; if a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract.

The composition of the Index is recalculated by UBS Securities LLC in June of each year, under the supervision of the Committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Index.

Commodity Groups

For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Index are assigned to “Commodity Groups”.  The Commodity Groups, and the commodities currently included in each Commodity Group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Oil
Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweightings and Rebalancings of the Index

The Index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the Index are determined each year in June by UBS Securities LLC under the supervision of the Committee, announced in July and implemented the following January.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each June, for each commodity designated for potential inclusion in Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in the Index (the “Index Commodities”) and their respective percentage weights.

The Index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Index as of January of the applicable year:

•	No related group of commodities designated as a “Commodity Group” e.g., energy, precious metals, livestock, or grains) may constitute more than 33% of the Index.
•	No single commodity may constitute more than 15% of the Index.
•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Index.
•	No single commodity that is in the Index may constitute less than 2% of the Index.

Following the annual reweighting and rebalancing of the Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers

Following application of the diversification rules discussed above, CIPs are incorporated into the Index by calculating the new unit weights for each Index Commodity.  Towards the beginning of each new calendar year (the “CIM Determination Date”), the CIPs, along with the settlement values on that date for Designated Contracts included in the Index, are used to determine a “Commodity Index Multiplier” or “CIM” for each Index Commodity.  This CIM is used to achieve the percentage weightings of the Index Commodities, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each Index Commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The Index is calculated by Dow Jones, in conjunction with UBS Securities LLC, by applying the impact of the changes to the futures prices of commodities included in the Index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the Index is a mathematical process whereby the CIMs for the Index Commodities are multiplied by the prices in U.S. dollars for the applicable Designated Contracts.  These products are then summed.  The percentage change in this sum is then applied to the prior Index value to calculate the current Index value.

The Index is a Rolling Index

The Index is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five Index Business Days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The Index is, therefore, a “rolling index”.

Index Calculation Disruption Events

From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Index will be adjusted in the event that UBS Securities LLC determines that any of the following Index calculation disruption events exists:

•	the termination or suspension of, or material limitation or disruption in the trading of any futures contract used in the calculation of the Index on that day,

•	the settlement value of any futures contract used in the calculation of the Index reflects the maximum permitted price change from the previous day's settlement value,

•	the failure of an exchange to publish official settlement values for any futures contract used in the calculation of the Index, or with respect to any futures contract used in the calculation of the Index that trades on the LME, a business day on which the LME is not open for trading.

“Dow Jones®”, “DJ”, “UBS” “Dow Jones–UBS Commodity IndexSM,” “DJ-UBSSM” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. and UBS AG, as the case may be, and have been licensed for use for certain purposes by Morgan Stanley.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly.  The only relationship of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates to Morgan Stanley is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSSM, which is determined, composed and calculated by Dow Jones in conjunction with UBS Securities without regard to Morgan Stanley or the Notes.  Dow Jones and UBS Securities have no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating DJ-UBSSM.  None of Dow Jones, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the Notes customers, in connection with the administration, marketing or trading of the Notes.  Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Morgan Stanley, but which may be similar to and competitive with the Notes.  In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures

(including the Dow Jones-UBS Commodity IndexSM and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and the Notes.

This pricing supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity IndexSM components.  Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates.  The information in this pricing supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with the Notes.  None of Dow Jones, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY

BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG DOW JONES, UBS SECURITIES AND MORGAN STANLEY, OTHER THAN UBS AG.

The Bond Index	The Barclays Capital U.S. Aggregate Bond Index

The Barclays Capital U.S. Aggregate Bond Index measures the performance of the total United States investment grade bond market. As of December 31, 2010, there were 8,216 issues in the Index.

The Index measures the performance of the U.S. investment grade bond market, which includes investment-grade U.S. Treasury bonds, government-related bonds, investment-grade corporate bonds, mortgage pass-through securities, commercial mortgage-backed securities and asset-backed securities that are publicly offered for sale in the United States. The securities in the Index must have $250 million or more of outstanding face value and must have at least one year remaining to maturity.  In addition, the securities must be denominated in U.S. dollars and must be fixed-rate, non-convertible and taxable. Certain types of securities, such as state and local government series bonds, structured notes with embedded swaps or other special features, private placements, floating-rate securities and Eurobonds are excluded from the Index. The Index is market capitalization weighted and the securities in the Index are updated based on the selection criteria below on the last calendar day of each month.

Selection Criteria for the Barclays Capital U.S. Aggregate Bond Index.  The following selection criteria are applied to determine the eligibility for inclusion in the Index: amount outstanding/minimum issue size, quality, maturity, seniority of debt, taxability, coupon, currency, market of issue and security types.

Amount Outstanding/Minimum Issue Size

▪
For Treasury, government-related, and corporate securities, $250 million minimum par amount outstanding. U.S. Treasuries held in the Federal Reserve System Open Market Account (SOMA) account (both purchases at issuance and net secondary market transactions) are deducted from the total amount outstanding.  Any new issuance bought at auction by the Federal Reserve does not enter the Index. Net secondary market purchases/sales are adjusted at each month-end with a one-month lag.

▪	For mortgage-backed securities (MBS), pool aggregates with $250 million minimum amount outstanding.
▪	For asset-backed securities (ABS), $500 million minimum deal size and $25 million tranche size for specific ABS issuers for which Barclays Capital can accurately price the securities.
▪	For commercial mortgage-backed securities (CMBS), $500 million minimum original deal size, with at least $300 million amount outstanding remaining in the deal; $25 million minimum tranche size.

Quality

▪
Rated investment-grade (Baa3/BBB-/BBB-) or higher using the middle rating of Moody’s, S&P, and Fitch after dropping the highest and lowest available ratings. When a rating from only two agencies is available, the lower (“more conservative”) is used. When a rating from only one agency is available, that is used to determine index eligibility.

▪	Expected ratings at issuance may be used when there are other index-eligible bonds from the same issuer that hold the same actual rating as the expected rating.

Maturity

▪	At least one year until the conversion date.
▪	MBS must have a weighted average maturity of at least 1 year; CMBS and ABS must have a remaining average life of at least 1 year.
▪	Fixed-to-floating perpetual securities are included in the Index. These are included until one year before their first call date, providing they meet all other index criteria.
▪
Subindices based on maturity are inclusive of lower bounds. Intermediate maturity bands include bonds with maturities of 1 to 9.9999 years.  Long maturity bands include maturities of 10 years and greater.

Seniority of Debt

Senior and subordinated issues are included. Capital securities (hybrid capital) are eligible during their fixed-rate term and exit the Index one year prior to their conversion to floating-coupon securities.

Taxability

▪	Only fully taxable issues are eligible, including taxable municipal securities.
▪	Build America Bonds (BAB) with the tax credit issued to the issuer are eligible; those with tax credits issued to investors are considered tax exempt.
▪	Dividend Received Deduction (DRD) and Qualified Dividend Income (QDI) eligible securities are excluded.

Coupon

▪	Must be fixed-rate.
▪	Step-up coupons and those that change according to a predetermined schedule are also included.

▪
Capital securities with coupons that convert from fixed to floating rate are index eligible, given that they are currently fixed rate; the maturity date then equals the conversion date. Fixed-to-floating rate perpetual capital securities that do not have coupon rate step-ups on their first call date will remain index eligible for their fixed-rate term, provided that they meet all other inclusion rules and exit the Index one year prior to their conversion to floating-coupon securities.

▪	Hybrid adjustable-rate mortgages (ARMs) are index eligible during their fixed term but exit one year prior to their conversion to adjustable rate.

Currency

Principal and coupons must be denominated in U.S. dollars.

Market of Issue

▪
SEC-registered securities, bonds exempt from registration at time of issuance, or SEC Rule 144A securities with Registration Rights are index eligible. A security with both SEC Regulation S (Reg S) and SEC Rule 144A tranches is treated as one security in par value; to prevent double-counting, the 144A tranche is used to represent the issue and comprises the combined amount outstanding of the 144A and Reg S tranches.

▪	Issues with global market of issue are included.
▪	Bonds from issuers that have later de-registered remain index-eligible if they were previously SEC-registered or 144A with Registration Rights.

Security Types

The following types of securities are included:

▪	Hybrid ARMs
▪	Taxable municipal securities, including Build America Bonds (BAB)
▪	Fixed-rate bullet, putable and callable bonds
▪	Soft bullets
▪	SEC registered or exempt from registration at issuance, SEC Rule 144A with Registration Rights
▪	Original issue zero coupon and underwritten medium-term notes (MTN)
▪	Enhanced Equipment Trust Certificates (EETC)
▪	Certificates of Deposit
▪	Fixed-rate and fixed to floating capital securities

The following types of securities are excluded:

▪	Bonds with equity-type features (e.g., warrants, convertibles, contingent capital securities)

▪	Tax-exempt municipal securities, DRD and QDI-eligible securities
▪	Private placements
▪	Floating-rate issues
▪	Strips
▪	Inflation-linked bonds
▪	Non-ERISA eligible CMBS issues
▪	Securities with both Regulation S and SEC Rule 144A without Registration Rights tranches
▪	Fixed-rate perpetuals
▪	$25/$50 par bonds, retail bonds
▪	Covered bonds
▪	Structured notes, Loan Participation Notes (LPN), Passthrough certificates
▪	Illiquid securities with no available internal or third-party price source

Rebalancing Rules for the Barclays Capital U.S. Aggregate Bond Index.

Frequency

The composition of the Returns Universe is rebalanced at each month-end and represents the fixed set of bonds on which index returns are calculated for the ensuing month. The Statistics Universe is a forward-looking version that changes daily to reflect issues dropping out and entering the Index, but is not used for return calculation. On the last business day of the month (the rebalancing date), the composition of the latest Statistics Universe becomes the Returns Universe for the following month.

Index Changes

During the month, indicative changes to securities (credit rating change, sector reclassification, amount outstanding changes, corporate actions, ticker changes) are reflected in both the Statistics and Returns Universe of the Index on a daily basis. These changes may cause bonds to enter or fall out of the Statistics Universe of the Index on a daily basis, but will affect the composition of the Returns Universe only at month-end, when the Index is rebalanced.

Reinvestment of Cash Flows

Intra-month cash flows from interest and principal payments contribute to monthly index returns, but are not reinvested at any short-term reinvestment rate in between rebalance dates to earn an incremental return. However, after the rebalancing, cash is effectively reinvested into the returns universe for the following month so that index results over two or more months reflect monthly compounding.

New Issues

Qualifying securities issued, but not necessarily settled on or before the month-end rebalancing date qualify for inclusion in the following month’s index if required security reference information and pricing are readily available.  U.S. Treasury securities will be added by the auction date in the Statistics Universe.

Sources & Frequency

All index-eligible bonds are priced on a daily basis, predominantly by Barclays Capital market makers. Pricing sources by sector are as follows:

▪	Treasury: Priced by Barclays Capital market makers on a daily basis.
▪
Corporate: All bonds are marked by traders at mid-month and month-end. Up to 1,000 actively traded benchmark corporate securities continue to be priced by traders on a daily basis. Less liquid bonds are model/matrix priced daily using these actively traded benchmark securities to generate issuer pricing curves and populate a spread matrix algorithm that accounts for changes in the yield and swap curves.

▪
Government-Related: A subset of approximately 200 liquid agency debentures are priced by Barclays Capital traders on a daily basis, with the remaining bonds model-priced using trader marks and updated curves.

▪	MBS Fixed Rate: MBS To Be Announced (TBA) securities are priced by traders on a daily basis and are used to derive prices for index-eligible MBS generics.
▪	Hybrid ARM: Option-adjusted spread (OAS) updated weekly by traders to generate daily prices using curve and volatility changes.
▪	ABS: Spreads are marked weekly and monthly for autos/credit cards/utilities to generate daily prices using changes in the Treasury and swap curves.
▪	CMBS: Spread matrix updated by traders on a daily basis with consideration to deal-specific attributes

Pricing Quotes

Bonds can be quoted in a variety of ways, including nominal spreads over benchmark securities/Treasuries, spreads over swap curves, or direct price quotes as a percentage of par.  In most instances, the quote type used is a spread measure that results in daily security price changes from the movement of the underlying curve (swap or Treasury) and/or changes in the quoted spread.

Timing

3:00 p.m. (New York time) each day. On early market closes, prices will be taken as of 1:00 p.m. unless otherwise noted. If the last business day of the month is a public holiday in the U.S., prices from the previous business day are used.

Bid or Offer Side

Bonds in the Index are priced on the bid side. The initial price for new corporate issues entering the Index is the offer side; after that, the bid side price is used.

Settlement Assumptions

▪
T+1 calendar day settlement basis for all bonds except MBS, which are priced for Public Securities Association (PSA) settlement in the following month and discounted back to same-day settlement at the mortgage repurchase rate.

▪
On month-end, settlement is assumed to be the first day of the following month, even if the last business day is not the last day of the month, to allow for one full month of accrued interested to be calculated. However, for MBS, trade date and settlement date are assumed to fall on the last calendar date of the month.

Verification

Multi-contributor verification: The primary price for each security is analyzed and compared with other third-party pricing sources through statistical routines and scrutiny by the research staff. Significant discrepancies are researched and corrected, as necessary.

Calendar

The Index follows the U.S. bond market holiday schedule.

“Barclays Capital Inc.” and “Barclays Capital U.S. Aggregate Bond Index” are trademarks of Barclays Bank PLC and have been licensed for use for certain purposes by Morgan Stanley.  The license agreement between Barclays Capital Inc. and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

BARCLAYS CAPITAL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE BARCLAYS CAPITAL INDEXES, OR ANY OPENING, INTRA-DAY OR CLOSING VALUE THEREFOR, OR ANY DATA INCLUDED THEREIN OR RELATED THERETO.  BARCLAYS CAPITAL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BARCLAYS CAPITAL INDEXES, ANY OPENING, INTRA-DAY OR CLOSING VALUE THEREFOR, ANY DATA INCLUDED THEREIN OR RELATING THERETO, OR ANY ETF OR OPTION CONTRACT ON ETFs BASED THEREON, IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY

OTHER USE. BARCLAYS CAPITAL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE BARCLAYS CAPITAL INDEXES, ANY OPENING, INTRA-DAY OR CLOSING VALUE THEREFOR, ANY DATA INCLUDED THEREIN OR RELATING THERETO, OR ANY ETF OR OPTION CONTRACT ON ETFs BASED THEREON. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BARCLAYS CAPITAL HAVE ANY LIABILITY FOR ANY DAMAGES, CLAIMS, LOSSES (INCLUDING ANY INDIRECT OR CONSEQUENTIAL LOSSES), EXPENSES OR DELAYS, WHETHER DIRECT OR INDIRECT, FORESEEN OR UNFORESEEN, SUFFERED BY ANY PERSON ARISING OUT OF ANY CIRCUMSTANCE OR OCCURRENCE RELATING TO THE PERSON’S USE OF ANY BARCLAYS CAPITAL INDEX, ANY OPENING, INTRA-DAY OR CLOSING VALUE THEREFOR, ANY DATA INCLUDED THEREIN OR RELATING THERETO, OR ANY RELATED NOTE, OR ARISING OUT OF ANY ERRORS OR DELAYS IN CALCULATING OR DISSEMINATING SUCH BARCLAYS CAPITAL INDEX.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Notes.  The original issue price of the Notes includes the Agent’s Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in securities or commodities contracts underlying the Basket Indices, in futures or options contracts on the Basket Indices or their component securities listed on major securities markets, or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the Basket Indices on the Pricing Date, and, therefore, the value at which the Basket Indices must close on the Determination Date before you would receive at maturity a payment that exceeds the Stated Principal Amount of the Notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on the Determination Date, by purchasing and selling the securities or commodities contracts underlying the Basket Indices, futures or options contracts on the Basket Indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities, commodities contracts, futures or options contracts, or instruments on the Determination Date. We cannot give any assurance that our hedging activities will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Basket Indices on the Determination Date or the payment that you will receive at maturity.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Notes set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $0.225 for each Note they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes.  Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes, for its own account.  The Agent must close out any naked short position by purchasing the Notes in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes or the securities or commodities contracts underlying the Basket Indices in the open market to stabilize the price of the Notes.  Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from

Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Notes to the public in Hong Kong as the Notes have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Notes nor make the Notes the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)    a person who acquires the Notes for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction, and provided further that the plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity and is not purchasing such Notes on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes does not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

United States Federal Income Taxation	The Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes.

Tax Consequences to U.S. Holders

Please read the discussions in the sections called “United States Federal Taxation – Tax Consequences to U.S. Holders – Notes – Optionally Exchangeable Notes,” “United States Federal Taxation – Tax Consequences to U.S. Holders – Backup Withholding and Information Reporting” and “United States Federal Taxation – Tax Consequences to U.S. Holders – Disclosure Requirements” of the accompanying prospectus supplement.  The sections in the accompanying prospectus supplement referred to above are hereafter referred to as the “Tax Disclosure Sections.”

In summary, U.S. Holders generally will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount (“OID”) as interest income on the Notes on a constant-yield basis in each year that they hold the Notes, even though no stated interest will be paid on the Notes.  As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, as discussed in the accompanying prospectus supplement.  In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes generally will be treated as ordinary income.

The rate of accrual of OID on the Notes is the “comparable yield” as described in the Tax Disclosure Sections.  If the Notes were priced on January 24, 2011, the comparable yield for the Notes would be a rate of 4.8004% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the projected payment schedule for a Note (assuming an issue price of $10) would consist of a single projected amount equal to $13.9418 due at maturity.  However, the comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield set forth above.  The comparable yield and the projected payment schedule for the Notes will be provided in the final pricing supplement.

The following table states the amount of OID (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a Note) that would be deemed to have accrued with respect to a Note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year):

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through June 30, 2011	$0.1667	$0.1667
July 1, 2011 through December 31, 2011	$0.2440	$0.4107
January 1, 2012 through June 30, 2012	$0.2499	$0.6606
July 1, 2012 through December 31, 2012	$0.2559	$0.9165
January 1, 2013 through June 30, 2013	$0.2620	$1.1785
July 1, 2013 through December 31, 2013	$0.2683	$1.4468
January 1, 2014 through June 30, 2014	$0.2747	$1.7215
July 1, 2014 through December 31, 2014	$0.2813	$2.0028
January 1, 2015 through June 30, 2015	$0.2881	$2.2909
July 1, 2015 through December 31, 2015	$0.2950	$2.5859
January 1, 2016 through June 30, 2016	$0.3021	$2.8880
July 1, 2016 through December 31, 2016	$0.3093	$3.1973
January 1, 2017 through June 30, 2017	$0.3168	$3.5141
July 1, 2017 through December 31, 2017	$0.3244	$3.8385
January 1, 2018 through the Maturity Date	$0.1033	$3.9418

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustment in respect of the Notes, and we make no representation regarding the actual amount of the payment that will be made on a Note.

Tax Consequences to Non-U.S. Holders

If you are a non-U.S. investor, please read the discussion under “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement concerning the U.S. federal income and withholding tax consequences of an investment in the Notes.  Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to

non-U.S. investors for whom income or gain in respect of the Notes is effectively connected with the conduct of a trade or business in the United States. Such non-U.S. investors should consult their tax advisers regarding the potential tax consequences of an investment in the Notes.